QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.26

[Letterhead of Kozloff Stoudt, Professional Corporation]

May 12, 2005

Alderwoods Group, Inc.,
311 Elm Street, Suite 1000
Cincinnati, Ohio 45202

Jones Day
77 W. Wacker Dr.
Chicago, Illinois 60601

    Re:
    Exchange of $200,000,000 of 7 3/4% Senior Notes due 2012

Ladies and Gentlemen:

        We have acted as special Pennsylvania (the "State") counsel for Alderwoods (Pennsylvania), Inc., Bright Undertaking Company, H. Samson, Inc., Knee Funeral Home of Wilkinsburg, Inc., Nineteen Thirty-Five Holdings, Inc. and Oak Woods Management Company, each a Pennsylvania corporation (collectively, the "Covered Guarantors"), in connection with the exchange offer (the "Exchange Offer") by Alderwoods Group, Inc., a Delaware corporation and a direct or indirect parent of the Covered Guarantors (the "Company"), with respect to up to $200,000,000 aggregate principal amount of 7 3/4% Senior Notes due 2012 (the "Notes"), pursuant to the Purchase Agreement, dated as of August 5, 2004 (the "Purchase Agreement"), among the Company, the subsidiary guarantors, including the Covered Guarantors, listed on Schedule A thereto (the "Guarantors"), and Banc of America Securities LLC and Morgan Stanley & Co. Incorporated (collectively, the "Initial Purchasers"). The Notes are being guarantied by the Covered Guarantors pursuant to the Indenture dated August 19, 2004, among the Company, the Covered Guarantors and Wells Fargo Bank, N./A. as trustee (the "Exchange Guarantee"). This Opinion is furnished in connection with the Registration Statement filing described below. Except as otherwise defined herein, capitalized terms used in this opinion but not otherwise defined herein are used as defined in the Purchase Agreement.

        In connection with the opinions expressed herein, we have examined the Purchase Agreement, Exchange Guarantee,the Indenture and the Registration Statement (collectively, the "Transaction Documents"). Additionally, with respect to each Covered Guarantor, we have examined copies of each of the following documents identified to us by Jones Day to our satisfaction as being copies that conform to the originals:

          1.     Its articles of incorporation;

          2.     Its bylaws;

          3.     A subsistence certificate issued by the Pennsylvania Department of State;

          4.     A unanimous written consent of its board of directors authorizing the transactions contemplated by the Transaction Documents;

          5.     A Certificate of its Treasurer and Secretary; and

          6.     An Incumbency Certificate issued by its Secretary.

The foregoing are collectively referred to as the "Corporate Documents".

        We have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as certified, conformed or photostatic copies. We have assumed that each of the Covered Guarantors benefit from the Exchange Offer (whether directly or indirectly) in a manner that constitutes adequate consideration for its issuance of the Exchange Guarantee. We have relied upon continuing accuracy of the representations, warranties and certifications made in the Transaction Documents. Based upon the foregoing, and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that:

  1.
  Each Covered Guarantor is a corporation and validly existing in good standing under the State's business corporation law.

  2.
  As of the date of the Indenture, each of the Covered Guarantors had the corporate power and authority to enter into, and as of the date hereof, each of the Covered Guarantors has the corporate power and authority to perform its obligations under the Indenture.

  3.
  The execution, delivery and performance of their respective obligations under the Indenture by each Covered Guarantor (i) has been duly authorized by all necessary corporate action on the part of such Covered Guarantor and (ii) does not contravene any of the provisions of the charter or bylaws of such Covered Guarantor

  4.
  When the Registration Statement has become effective under the Securities Act and the duly executed Exchange Guarantees of the Covered Guarantors are delivered in accordance with the terms of the Exchange Offer, the Exchange Guarantee of each Covered Guarantor will be validly issued by such Covered Guarantor and will constitute a valid and binding obligation of such Covered Guarantor.

        The foregoing opinions are subject to the following qualifications, limitations and exceptions:

  Qualifying paragraph 4 above, the enforceability of each Exchange Guarantee may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally (including but not limited to fraudulent transfer laws) and by general principles of equity, including but not limited to concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief as a remedy, regardless of whether considered in a proceeding in equity or at law. Furthermore, our opinion as to the enforceability of the Exchange Guarantees is also subject to the qualification that certain provisions therein may not be enforceable, but (subject to the qualification of the previous sentence) such unenforceability will not render any Exchange Guaranty invalid as a whole or substantially interfere with realization of the principal benefits provided thereby.

  This opinion is given as of the date hereof and is based upon the facts in existence and laws in effect as of this date. We disclaim any obligation to advise you of any developments or circumstances of any kind, including but not limited to any changes of law or fact, which may occur after the date of this opinion, even though such developments, circumstances or changes may affect the legal analysis, legal conclusions or any other matters set forth in or relating to this opinion. Accordingly, a person relying on this opinion letter at any future time should seek advice of counsel as to the proper application of this letter at that time. This opinion is limited to the laws of the State. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement on Form S-4 (the "Registration Statement") to be filed with the Securities and Exchange Commission in connection with the issuance of the Company's 7 3/4% Senior Notes due 2012, and to the reference to us under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement.

Very truly yours,
KOZLOFF STOUDT Professional Corporation
By:	/s/ KOZLOFF STOUDT, PROFESSIONAL CORPORATION

QuickLinks

  Exhibit 5.26
[Letterhead of Kozloff Stoudt, Professional Corporation]